                                                                     Exhibit 1

PRESS RELEASE

FOR IMMEDIATE RELEASE                     Contact:  Michael J. Potter
                                                    Senior Vice President
                                                    and Chief Financial Officer
                                                    (614) 278-6622



                      CONSOLIDATED STORES AND MAC FRUGAL'S
                      ------------------------------------
                           STOCKHOLDERS APPROVE MERGER
                           --------------------------

Columbus, Ohio - January 15, 1998 - Consolidated Stores Corporation
(NYSE: CNS) and Mac Frugal's Bargains-Closeouts Inc. (NYSE: MFI), announced today that stockholders have approved the merger of the two companies and related matters. The merger is expected to close January 16, 1998.

The final exchange ratio will equal 0.94 of a Consolidated Stores share for each share of Mac Frugal's. The exchange ratio is based on the Consolidated Stores twenty day average closing price per share of $42.98 on the New York Stock Exchange ("NYSE") as reported on the NYSE Composite Tape as of January 13, 1998. Using this exchange ratio, Consolidated Stores will issue approximately 23.4 million shares, which would have a value of approximately $1.012 billion based upon Consolidated's closing price of $43.25 on January 14, 1998.

Consolidated Stores Corporation, a leading value retailer specializing in toys and close-out merchandise, operates a total of 1,985 stores in all 50 states and Puerto Rico. Stores by division consist of: 1,277 toy and close-out toy stores operating as K-B TOYS, K-B TOY WORKS and K-B TOY OUTLET and 708 closeout stores operating as ODD LOTS and BIG LOTS. Wholesale operations are conducted through CONSOLIDATED INTERNATIONAL and WISCONSIN TOY.

Mac Frugal's, headquartered in Dominquez, California, operates a chain of 326 closeout retail stores in 18 states. These stores do business as PIC 'N' SAVE and MAC FRUGAL'S BARGAINS-CLOSE-OUTS.

With the exception of historical information, statements contained in this news release are forward-looking statements that are subject to risks and uncertainties, including, but not limited to, competitive pressures, inflation, consumer debt levels, currency fluctuations, trade restrictions, capital market conditions and other risks indicated in the Company's filings with the Securities and Exchange Commission. Actual results may materially differ from anticipated results described in such statements.



[Consolidated Stores Logo]

                        Shareholder Relations Department
                               300 Phillipi Road
                                 P.O. Box 28512
                           Columbus, Ohio 43228-0512
                   Phone (614) 278-6800   Fax (614) 278-6666